Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 17, 2009--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended December 31, 2008.

Net income available to common shareholders for the fourth quarter of 2008 was $8.4 million or $.38 per diluted share. Net income available to common shareholders for the same period in 2007 was $10.7 million or $.50 per diluted share. Funds from operations for the quarter were $.78 per fully diluted common share. Costs associated with acquisitions that the Company no longer intends to pursue were written off during the quarter and reserves were established against potential losses relating to customer accounts receivable and for settlement of a long standing legal dispute. These write-downs and reserves had a negative impact of $.02 per share on the Company’s FFO for the quarter. Higher interest expense associated with the Company’s recent long-term financing and increased customer move-in incentives were the other significant factors resulting in lower earnings for 2008’s fourth quarter compared to 2007’s.

David Rogers, the Company’s Chief Financial Officer, said “Although adding significantly to our interest costs, the steps we took earlier this year to refinance our short term debt have put us on sound financial footing. We’ve maintained a conservatively leveraged balance sheet, have no significant debt maturities until 2012, are obligated on less than $15 million of forward capital commitments, and have sufficient liquidity to enable us to navigate these difficult capital market and operating environments. We will continue to focus on improving operating results at our 385 stores, and protecting shareholder value.”

OPERATIONS:

Total Company net operating income for the fourth quarter declined 0.5% ($150,000) compared with the same quarter in 2007 to $32.3 million. Overall average occupancy for the quarter was 81.6% and average rent per square foot for the portfolio was $10.54.

Revenues at the 353 stores owned and/or managed for the entire quarter in both years increased 50 basis points over the fourth quarter of 2007, the result of a slight increase in effective rental rates. Although average occupancy was only 50 basis points lower during the fourth quarter of this year compared to last year’s same store fourth quarter, it was expensive to maintain that level as the Company continues to make extensive use of move-in incentives. During the quarter, almost $2 million in “first month free” incentives were granted; more than double that of last fall. Further pressuring the top line was a charge of $170,000 against accounts receivable, which was taken as a result of longer than usual delinquencies at a number of our stores that have a significant military customer base.

Same store operating expenses increased 4.7%; property taxes increased by 21.2% over last year’s fourth quarter while all other costs grew by only 0.2%. This year’s fourth quarter property taxes appear high on a comparative basis because the fourth quarter of 2007 had an artificially reduced expense due to an over-accrual during the first three quarters of that year. For the full year 2008, the Company’s same store property tax expense increase was 6.9%. The modest revenue growth, offset by the property tax aberration, resulted in a same store net operating income decline of 1.8% from that of the fourth quarter of 2007.

General and administrative expenses rose $780,000 over the same period in 2008, primarily due to the aforementioned write-off of costs associated with abandoned acquisitions, the lawsuit reserves, and increased expenses associated with operating the Joint Venture.

During the quarter, strong revenue growth was shown at the Company’s South Carolina, Missouri, New York, Louisiana, and Texas stores. Stores in Florida, Georgia, and the Capitol District markets experienced slower than expected growth during the quarter.

PROPERTIES:

In 2008, the Company formed a joint venture with an affiliate of Heitman, LLC (the “JV”) to acquire and manage up to $350 million of storage properties to be purchased from unaffiliated owners. In July, the JV purchased 21 properties at a cost of $144 million. Ten of the stores represent new markets including four in Columbus, OH; two in Louisville, KY; and four in Denver, CO. The remaining stores are located in markets where Sovran already has a presence; two each in Tampa, FL and San Antonio, TX; six in Dallas, TX; and one in Houston, TX.

During the fourth quarter, the JV acquired four properties for approximately $27 million. The facilities are located in the Company’s existing Southeast Florida, Atlanta, GA and Columbus, OH markets.

The Company also acquired a store in Cincinnati, OH for its own portfolio at a cost of $4.4 million.

The Company has severely curtailed its program of expanding and enhancing its existing stores. Seven projects were completed during the quarter at a cost of $9.1 million, bringing a total of 20 stores that were improved in 2008 at a total cost of $25.6 million. This was $20 million less than projected; 2009 improvement projects will, except for those substantially underway, be postponed indefinitely.

CAPITAL TRANSACTIONS:

As previously reported in June of 2008, the Company refinanced it’s near term maturities and repaid its line of credit with the proceeds of a $250 million four year term note. The Company then entered into a group of interest rate swaps, effectively setting the interest rate on the note at 5.97% through 2012.

Simultaneously with the term note agreement, the Company entered into a new, three year Line of Credit agreement, which provides $125 million of unsecured financing at a rate of LIBOR plus 1.375%. The facility is expandable, at the Company’s option, to $175 million and can be extended for one additional year. At December 31, 2008, $14 million had been drawn on the Line.

During the quarter, the Company issued 43,125 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $1.3 million was received, and was used to fund capital improvements.

YEAR 2009 EARNINGS GUIDANCE:

The Company is anticipating reduced consumer demand in many of its markets and for conditions to become increasingly more competitive. It expects to utilize leasing incentives as well as increased advertising and aggressive marketing to improve occupancy and, accordingly, estimates a decline in same store revenue of 1-2% from that of 2008. Property operating costs are projected to grow by 3 – 3 ½%, resulting in a decline in same store NOI of 2-4%.

The Company has curtailed its expansion and enhancement program and, until market conditions significantly improve, will defer its planned 2009 expenditures of $50 million. It has an estimated total of $9.5 million of commitments outstanding on construction projects expected to be completed in 2009.

At present, the Company does not have any properties under contract and does not expect to actively pursue the purchase of additional facilities while the capital markets remain unstable. Approximately $5 million of additional capital remains committed by the Company as its share of the equity for the JV formed in 2008.

General and administrative expenses are not expected to increase significantly in 2009.

At December 31, 2008, all but $14 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

Management expects funds from operations for the first quarter of 2009 to be approximately $.72 to $.74 per share, and between $3.00 and $3.08 for the year 2009.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, February 18, 2009. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 385 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)
	December 31,	December 31,
(dollars in thousands)	2008	2007
Assets
Investment in storage facilities:
Land	$ 240,525	$ 236,349
Building, equipment and construction in progress	1,148,676	1,086,359
	1,389,201	1,322,708
Less: accumulated depreciation	(216,644)	(183,679)
Investment in storage facilities, net	1,172,557	1,139,029
Cash and cash equivalents	4,486	4,010
Accounts receivable	2,971	2,794
Receivable from related parties	14	27
Receivable from joint ventures	336	-
Investment in joint ventures	20,111	-
Prepaid expenses	4,691	4,771
Intangible asset - in-place customer leases (net of accumulated amortization of $5,160 in 2008 and $3,840 in 2007)	289	833
Other assets	7,171	6,741
Net assets of discontinued operations	-	6,383
Total Assets	$ 1,212,626	$ 1,164,588

Liabilities
Line of credit	$ 14,000	$ 100,000
Term notes	500,000	356,000
Accounts payable and accrued liabilities	23,979	23,752
Deferred revenue	5,659	5,602
Fair value of interest rate swap agreements	25,490	1,230
Accrued dividends	14,090	13,656
Mortgages payable	109,261	110,517
Total Liabilities	692,479	610,757

Minority interest - Operating Partnership	9,265	9,659
Minority interest - consolidated joint ventures	13,082	16,783

Shareholders' Equity
Common stock	232	228
Additional paid-in capital	666,633	654,141
Dividends in excess of net income	(116,728)	(98,437)
Accumulated other comprehensive income	(25,162)	(1,368)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	497,800	527,389

Total Liabilities and Shareholders' Equity	$ 1,212,626	$ 1,164,588

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2008	October 1, 2007
	to	to
(dollars in thousands, except share data)	December 31, 2008	December 31, 2007

Revenues
Rental income	$ 48,928	$ 48,275
Other operating income	1,603	1,573
Management and acquisition fee income	234	-
Total operating revenues	50,765	49,848

Expenses
Property operations and maintenance	13,887	13,643
Real estate taxes	4,598	3,774
General and administrative	4,792	4,012
Depreciation and amortization	8,463	7,951
Amortization of in-place customer leases	208	492
Total operating expenses	31,948	29,872

Income from operations	18,817	19,976

Other income (expense)
Interest expense (including amortization of financing fees of $325 in 2008 and $247 in 2007)	(10,130)	(8,954)
Interest income	49	140
Casualty gain	-	114
Minority interest - Operating Partnership	(160)	(202)
Minority interest - consolidated joint ventures	(340)	(462)
Equity in income of joint ventures	142	23

Income from continuing operations	8,378	10,635
Income from discontinued operations	-	102

Net Income	$ 8,378	$ 10,737

Per Common Share - basic
Continuing operations	$ 0.38	$ 0.50
Discontinued operations	0.00	0.00
Earnings per common share - basic	$ 0.38	$ 0.50

Earnings per common share - diluted
Continuing operations	$ 0.38	$ 0.50
Discontinued operations	0.00	0.00
Earnings per common share - diluted	$ 0.38	$ 0.50

Common shares used in basic earnings per share calculation	21,862,359	21,535,833

Common shares used in diluted earnings per share calculation	21,872,257	21,575,908

Dividends declared per common share	$ 0.6400	$ 0.6300

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	December 31, 2008	December 31, 2007

Revenues
Rental income	$ 195,220	$ 186,581
Other operating income	6,648	6,276
Management and acquisition fee income	1,135	-
Total operating revenues	203,003	192,857

Expenses
Property operations and maintenance	55,739	52,317
Real estate taxes	19,004	17,370
General and administrative	17,279	15,234
Depreciation and amortization	33,101	30,011
Amortization of in-place customer leases	1,320	3,840
Total operating expenses	126,443	118,772

Income from operations	76,560	74,085

Other income (expense)
Interest expense (including amortization of financing fees of $1,192 in 2008 and $963 in 2007)	(38,097)	(33,861)
Interest income	322	954
Casualty gain	-	114
Minority interest - Operating Partnership	(721)	(783)
Minority interest - consolidated joint ventures	(1,563)	(1,848)
Equity in income of joint ventures	104	119

Income from continuing operations	36,605	38,780
Income from discontinued operations (including gain on disposal of $716 in 2008)	794	434

Net Income	37,399	39,214
Preferred stock dividends	-	(1,256)
Net income available to common shareholders	$ 37,399	$ 37,958

Per Common Share - basic
Continuing operations	$ 1.68	$ 1.79
Discontinued operations	0.04	0.02
Earnings per common share - basic	$ 1.72	$ 1.81

Earnings per common share - diluted
Continuing operations	$ 1.68	$ 1.79
Discontinued operations	0.04	0.02
Earnings per common share - diluted	$ 1.72	$ 1.81

Common shares used in basic earnings per share calculation	21,761,997	20,954,649

Common shares used in diluted earnings per share calculation	21,782,804	21,003,851

Dividends declared per common share	$ 2.5400	$ 2.5000

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2008	October 1, 2007
	to	to
(dollars in thousands, except share data)	December 31, 2008	December 31, 2007

Net income	$ 8,378	$ 10,737
Minority interest in income	500	664
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,671	8,489
Depreciation and amortization from unconsolidated joint ventures	72	15
Casualty gain	-	(114)
Funds from operations allocable to minority interest in Operating Partnership	(325)	(356)
Funds from operations allocable to minority interest in consolidated joint ventures	(340)	(462)
Funds from operations available to common shareholders	16,956	18,973
FFO per share - diluted	$ 0.78	$ 0.88

Common shares - diluted	21,872,257	21,575,908

	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	December 31, 2008	December 31, 2007

Net income	$ 37,399	$ 39,214
Minority interest in income	2,284	2,631
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	34,466	34,036
Depreciation and amortization from unconsolidated joint ventures	334	59
Gain on sale of real estate	(716)	-
Casualty gain	-	(114)
Preferred dividends	-	(1,256)
Funds from operations allocable to minority interest in Operating Partnership	(1,366)	(1,425)
Funds from operations allocable to minority interest in consolidated joint ventures	(1,564)	(1,848)
Funds from operations available to common shareholders	70,837	71,297
FFO per share - diluted (a)	$ 3.25	$ 3.38

Common shares - diluted	21,782,804	21,003,851
Common shares if Series C Preferred Stock is converted	-	480,127
Total shares used in FFO per share calculation (a)	21,782,804	21,483,978
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. The prorated shares through the conversion date have been added to the diluted shares outstanding to calculate the FFO per share in 2007.

QUARTERLY SAME STORE DATA (2)	October 1, 2008	October 1, 2007
	to	to	Percentage
(dollars in thousands)	December 31, 2008	December 31, 2007	Change

Revenues:
Rental income	$ 48,202	$ 47,904	0.6%
Other operating income	1,529	1,573	-2.8%
Total operating revenues	49,731	49,477	0.5%

Expenses:
Property operations and maintenance	13,632	13,604	0.2%
Real estate taxes	4,563	3,766	21.2%
Total operating expenses	18,195	17,370	4.7%

Operating income	$ 31,536	$ 32,107	-1.8%

(2) Includes the 353 stores owned and/or managed by the Company for the entire periods presented.

Same Store Revenues by State (2)	October 1, 2008	October 1, 2007
	to	to	Percentage
(dollars in thousands)	December 31, 2008	December 31, 2007	Change

Alabama	2,546	2,584	-1.5%
Arizona	1,243	1,242	0.1%
Connecticut	1,092	1,130	-3.4%
Florida	7,845	8,299	-5.5%
Georgia	3,186	3,304	-3.6%
Louisiana	1,919	1,800	6.6%
Maine	271	271	0.0%
Maryland	467	505	-7.5%
Massachusetts	1,972	1,941	1.6%
Michigan	567	542	4.6%
Mississippi	1,303	1,275	2.2%
Missouri	1,089	1,059	2.8%
New Hampshire	525	517	1.5%
New York	4,455	4,237	5.1%
North Carolina	1,600	1,629	-1.8%
Ohio	2,018	2,049	-1.5%
Pennsylvania	719	716	0.4%
Rhode Island	448	487	-8.0%
South Carolina	940	907	3.6%
Tennessee	501	550	-8.9%
Texas	12,819	12,064	6.3%
Virginia	2,206	2,369	-6.9%

Total same store	$ 49,731	$ 49,477	0.5%

YEAR TO DATE SAME STORE DATA (3)	January 1, 2008	January 1, 2007
	to	to	Percentage
(dollars in thousands)	December 31, 2008	December 31, 2007	Change

Revenues:
Rental income	$ 178,225	$ 177,061	0.7%
Other operating income	5,459	5,633	-3.1%
Total operating revenues	183,684	182,694	0.5%

Expenses:
Property operations and maintenance	50,191	48,978	2.5%
Real estate taxes	17,635	16,491	6.9%
Total operating expenses	67,826	65,469	3.6%

Operating income	$ 115,858	$ 117,225	-1.2%

(3) Includes the 326 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2008	2007	2008	2007

Weighted average quarterly occupancy	81.8%	82.3%	81.6%	82.2%

Occupancy at December 31	80.6%	81.5%	80.5%	81.4%

Rent per occupied square foot	$10.47	$10.42	$10.54	$10.42

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the twelve months ended December 31, 2008:

Beginning balance	$ 1,322,708
Property acquisitions	18,454
Additional investment in consolidated joint ventures	2,473
Improvements and equipment additions:
Expansions	25,584
Roofing, paving, painting, and equipment:
Stabilized stores	15,230
Recently acquired and joint venture stores	4,184
Change in construction in progress (Total CIP $14.0 million)	761
Dispositions	(193)
Storage facilities at cost at period end	$ 1,389,201

	December 31, 2008	December 31, 2007

Common shares outstanding at December 31	22,016,348	21,676,586
Operating Partnership Units outstanding at December 31	419,952	422,726

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850